Exhibit 12.1
                                                                     11/18/2003
                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002
                     and the year to date September 30, 2003


                                                                                                                           Nine
                                                                                                                          Months
                                                                                                                          Ended
                                                                         Year ended December 31,                      September 30,
                                                          1998        1999         2000         2001         2002          2003
                                                          ----        ----         ----         ----         ----          ----
                                                       ----------------------Thousands of Dollars----------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings Before Income Taxes                         $612,521     $659,745     $698,802     $652,468     $  770,194      $678,953
  Interest expense, net of amounts capitalized          261,505      219,150      237,872      247,788        226,732       164,719
  Distributions on shs subj to mandatory redemption      22,354       24,662       25,549       24,775         24,599        11,317
  AFUDC - Debt funds                                      4,664       11,010       20,197        9,569          6,854         5,076
         Earnings as defined                           $901,044     $914,567     $982,420     $934,600     $1,028,379      $860,065
                                                       =========    ========    =========    =========    ===========     =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $194,559     $193,968     $222,530     $220,627     $  208,148      $139,876
   Interest on affiliated loans                                                                                   845           261
   Interest on interim  obligations                      11,012        9,865       10,759       14,638          1,160           388
   Amort of debt disc, premium  and expense, net         42,506       11,171       11,668       11,740         12,857        11,622
  Other interest  charges                                18,091       15,157       13,112       10,354         10,577        17,648
  Distributions on shs subj to mandatory redemption      22,354       24,662       25,549       24,775         24,599        11,317
         Fixed charges as defined                      $288,522     $254,823     $283,618     $282,134     $  258,186      $181,112
                                                       =========    =========    =========    =========    ===========     =========
RATIO OF EARNINGS TO FIXED CHARGES                         3.12         3.59         3.46         3.31           3.98          4.75
                                                          =====        =====        =====        =====          =====         =====



Note: The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern Electric Generating Company.